Exhibit 10.5

U.S. CONCRETE, INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

This Award Agreement (this “Agreement”) is made as of __________, 20__ by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and __________ (the “Optionee”).  For value received, pursuant to the U.S. Concrete, Inc. Management Equity Incentive Plan (the “Plan”), the Company hereby grants to the Optionee a nonqualified stock option (the “Option”) to purchase from the Company up to ____________ shares of Common Stock at a price per share equal to $_______ (the “Exercise Price”), subject to the following terms and conditions.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan.

1.         Grant Date    The Option is granted as of __________, 20__ (the “Grant Date”).

2.         Vesting and Exercise Subject to the terms and conditions of this Agreement and the Plan, the Option will become vested and exercisable as to one-twelfth (1/12) of the shares subject hereto on each of the first twelve quarterly anniversaries of the Grant Date, subject to the Optionee’s continued service or employment with the Company or its Subsidiaries on each applicable vesting date.  There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Optionee’s continued service or employment with the Company or its Subsidiaries on each applicable vesting date.  If an installment of the vesting would result in a fractional share, that installment will be rounded to the next higher or lower share by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half, except for the final installment, which will be for the balance of the underlying shares.

(b)           Notwithstanding the foregoing and subject to any additional benefits that may be provided under any applicable executive severance agreement by and between the Optionee and the Company in effect on the date hereof (any such agreement, as may be amended from time to time, is referred to herein as the “Executive Severance Agreement”), upon a termination of the Optionee’s service or employment by the Company or its Subsidiaries without Cause, any portion of the Option that would have become vested and exercisable during the six (6)-month period following such termination shall become immediately vested and exercisable as of the date of such termination.

(c)           Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, the Option will expire on the date that is ten (10) years following the Grant Date (the “Expiration Date”) and must be exercised, to the extent vested and exercisable, on or before the Expiration Date.

3.         Restrictions on Exercise   The Option may not be exercised unless the Company is satisfied, on the basis of advice of its counsel, that the exercise will comply with the Securities Act of 1933, as amended, and all other applicable federal and state securities laws, as they are in effect on the date of exercise.

4.         Termination   Unless the Executive Severance Agreement otherwise sets forth, subject to the terms of the Plan, the Option, to the extent vested at the time of the Optionee’s termination of service or employment with the Company and its Subsidiaries, shall remain exercisable as follows:

(a)           General.  Except as otherwise provided in Sections 4(b) and 4(c) hereof, in the event of termination of the Optionee’s service or employment with the Company and its Subsidiaries for any reason, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days following the date of such termination, and (ii) the Expiration Date.

(b)           Termination Without Cause.  In the event of termination of the Optionee’s service or employment by the Company or its Subsidiaries without Cause, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year following the date of such termination, and (ii) the Expiration Date.

(c)           Termination for Cause.  In the event of termination of the Optionee’s service or employment by the Company or its Subsidiaries for Cause or in the event of the Optionee’s voluntary resignation after an event that would be grounds for a termination by the Company or its Subsidiaries for Cause, the entire Option (whether or not vested) shall terminate and expire upon such termination.

(d)           Treatment of Unvested Option upon Termination.  Any portion of the Option that is not vested as of the date of termination of the Optionee’s service or employment by the Company or its Subsidiaries for any reason (after taking into account any applicable accelerated vesting provision) shall terminate and expire as of the date of such termination.

5.         Manner of Exercise

(a)           The Optionee may exercise the Option by delivering to the Company a written notice (an “Exercise Notice”) in such form as the Committee approves, which sets forth the Optionee’s election to exercise the Option, the number of shares that the Optionee is purchasing and such other representations and agreements as to the Optionee’s investment intent and access to information as the Company may require to comply with applicable securities laws.

(b)           The Optionee must deliver with any Exercise Notice the full payment of the total Exercise Price respecting the shares of Common Stock that the Optionee is purchasing pursuant to that Exercise Notice in cash or, if the Plan so permits and the Optionee so elects, shares of Common Stock, a combination of cash and shares of Common Stock, or such other manner as is permitted under Paragraph 10 of the Plan; provided, that:  (i) shares of Common Stock tendered in payment of the Exercise Price will be valued at Fair Market Value on the date the Exercise Notice is delivered; and (ii) the Committee will determine the method for tendering shares of Common Stock in payment of the Exercise Price.

(c)           The Company will not issue any shares of Common Stock on the exercise of the Option unless the Optionee has satisfied any and all applicable federal, state or local withholding obligations of the Company, and the Company will have the right to withhold (and the Optionee will have the right to require the Company to withhold) at the time of that issuance and out of the number of shares of Common Stock which otherwise would be issued such number of the shares being purchased (valued at their Fair Market Value on the date of withholding) as it deems necessary to satisfy all applicable withholding obligations.  The Optionee may transfer to the Company shares of Common Stock theretofore owned by the Optionee to satisfy the Company’s applicable withholding obligations on the exercise of the Option.  If shares of Common Stock are used for this purpose, those shares will be valued at their Fair Market Value per share as of the date when the withholding is required to be made.

6.         Compliance With Laws and Regulations and Tax Matters The issuance and transfer of the shares of Common Stock subject to the Option will be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of that issuance or transfer.

(b)           The Option is treated as a “nonqualified option” for federal income tax purposes.  The Optionee acknowledges that the tax consequences associated with the Option are complex and that the Company has urged the Optionee to review with the Optionee’s own tax advisors the federal, state and local tax consequences of the Option.  The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its Subsidiaries or any of their respective agents.  The Company does not guarantee any particular tax effect, and the Optionee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Optionee in connection with the Option (including any taxes, penalties and interest under Code Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold the Optionee (or any authorized transferee or beneficiary) harmless from any or all of such taxes, penalties or interest.

7.         Non-Solicitation and Non-Disclosure    In consideration for the grant of the Option, the Optionee agrees that the Optionee will not, during Optionee’s employment or service with the Company or its Subsidiaries, and for one year thereafter, directly or indirectly, for any reason, for the Optionee’s own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by, or providing services to, the Company or its Subsidiaries in any capacity with the purpose or intent of attracting that person from the employ of the Company or its Subsidiaries, or (b) divert or attempt to divert from the Company or any of its Subsidiaries any customer, client or business relating to the provision of ready-mixed concrete and related services.  As further consideration for the grant of the Option, the Optionee agrees that the Optionee will not at any time, either while employed by, or providing services to, the Company or any of its Subsidiaries, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized in advance in writing by the Company) any confidential, nonpublic and/or proprietary information of the Company and its Subsidiaries, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the Company or its Subsidiaries.  This Section 7 shall survive termination of the Option.

8.         Effect of the Plan   The Option constitutes an Award in the form of a Nonqualified Option under, and this Agreement will be deemed for all purposes to constitute an Award Agreement entered into pursuant to, the Plan, which hereby is incorporated in this Agreement by this reference, including the provisions thereof relating to the adjustment of the Exercise Price and other terms of the Option.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

9.         Nontransferability of Option   The Option may not be transferred in any manner other than by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.  The terms of the Option will be binding on the respective executors, administrators, successors and assigns of the parties hereto.

10.       No Rights as Stockholder; No Right to Continued Service   The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Optionee has become the holder of record of such shares.  Except as otherwise provided by the Plan, the Optionee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Optionee with any protection against potential future dilution of the Optionee’s interest in the Company for any reason.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Optionee’s service or employment at any time, for any reason and with or without Cause.

11.       Entire Agreement; Amendment   This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan, and the Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof; provided, however, that if such modification or amendment would adversely affect the rights of the Optionee, the Agreement may only be so modified or amended by a writing signed by both the Company and the Optionee.

12.       Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws provisions that would result in the application of the laws of any other jurisdiction.

13.       Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by applicable law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. CONCRETE, INC.

By:

Name:

Title:

Acceptance

The Optionee hereby acknowledges receipt of a copy of the Plan, represents that the Optionee has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Option, as of the date first written above, subject to all of the terms and provisions of the Plan and this Agreement.

Optionee

Print Name:

Social Security No.: